Exhibit 99.3

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into effective as of October 1, 2007, by and between MDI, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and __________________ (the "Executive").

WHEREAS, Executive is currently the _______________________ of the Company.

WHEREAS, the Company draws upon the knowledge, experience and objective advice of Executive in order to manage its business for the benefit of the Company's stockholders.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

1. Definitions.  The following definitions shall apply to this Agreement in its entirety.

(a) "Base Salary" shall mean the salary granted to the Executive pursuant to Section 4.

(b) "Board" shall mean the Board of Directors of the Company.

(c) "Cause" shall mean (i) the Executive is convicted of a felony involving moral turpitude or any other felony (other than motor vehicle related) and, in the case of such other felony, the Executive is unable to show that he (A) acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and its affiliates and (B) had no reasonable cause to believe his conduct was unlawful; or (ii) the Executive engages in conduct that constitutes willful gross neglect or willful misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the Company or its affiliates, unless the Executive believed in good faith that such act or non-act was in, or was not opposed to, the best interests of the Company and its affiliates.

(d) a "Change in Control" shall be deemed to have occurred if:

(i) any person/individual or entity, in one or more transactions or series of transactions, directly or indirectly, acquires 25% or more of the record and beneficial ownership in the voting stock of the Company; or

(ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, or

(iii) the approval by the shareholders of the Company of any reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, or

(iv) approval by the shareholders of the Company of any plan or proposal  for the liquidation or dissolution of the Company.

(e) "Committee" shall mean the Compensation Committee of the Board.

(f) "Constructive Termination" by the Executive shall mean termination following the initial existence of one or more of the following conditions arising without the consent of the Executive:

(i) a material diminution in the Base Salary,

(ii) a material diminution in the Executive’s authority, duties, or responsibilities;

(iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to the corporate officer or employee instead of reporting directly to the Board of Directors of the Company;

(iv) a material diminution in the budget over which the Executive retains authority;

(v) a material change in the geographic location at which the Executive must perform the services; or

(vi) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(g) "Disability" shall mean the Executive's inability, with or without a reasonable accommodation, to substantially perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity for a period of 180 consecutive days.

(h) "Effective Date" shall mean October 1, 2007.

2. Term of Employment.  The Executive has served as ____________________________ of the Company pursuant to the terms and conditions of that certain Letter Agreement dated ______________, as amended. The parties agree to terminate that Letter Agreement and substitute it with this Agreement and to continue the employment of the Executive, who shall continue to serve in the capacity of ______________________________. Subject to the terms and conditions set forth herein, the Company shall employ the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the third anniversary thereof (the "Term of Employment"); provided, however, that the Term of Employment shall be automatically extended for additional one-year periods on each subsequent annual anniversary of the Effective Date, unless written notice of non-extension is provided by either Party to the other Party at least 60 days prior to any such anniversary.

3. Position, Duties and Responsibilities.

(a) During the Term of Employment, the Executive shall be employed by the Company and shall serve as ____________________________ (or such other position or positions as may be agreed upon in writing by the Executive and the Company. The Executive shall have all authority commensurate with this position, subject to the direction of the Board and/or the Chief Executive Officer ("CEO") of the Company. The Executive shall report directly to the _________________. The Executive shall devote substantially all of his business time, attention and skill to the performance of such duties and responsibilities, and shall use his best efforts to promote the interests of the Company and its affiliates. The Executive shall not, without the prior written approval of the CEO, engage in any other business activity which is in violation of policies established from time to time by the Company or its affiliates.

(b) Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as an executive officer of the Company.

4. Base Salary.  During the Term of Employment, the Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, in the amount of _______________. Executive will be eligible for performance-based increases in the Executive’s base salary on the same terms and conditions normally afforded executive employees employed at Executive’s level with the Company. The Executive’s base salary will not be reduced during the Employment Term. Executive shall receive all regular costs of living and other standard raises or salary increases, if any, provided to other executive employees employed at Executive’s level with the Company.

5. Annual Incentive Awards.

(a) For each fiscal year of the Company during which he is employed by the Company the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) under the Company’s Management Incentive Plan or successor annual incentive award plan.  Such Annual Bonus shall be determined on the basis of an annual target bonus opportunity of at least fifty percent (50%) of the Base Salary paid the Executive with respect to such fiscal year, which annual target bonus opportunity may be increased to two hundred percent (200%) of Base Salary for truly exemplary performance, but not decreased below the annual target bonus. Each Annual Bonus (or portion thereof) shall be paid in cash on the first business day in February of the year next following the year for which the Annual Bonus (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

(b) Change of Control Bonus.  Notwithstanding the foregoing, the Annual Bonus awarded to the Executive for each fiscal year of the Company ending during the period commencing on the Change of Control Date and ending on the second anniversary thereof shall be the greater of (A) the largest bonus earned by or awarded to the Executive for any the of three fiscal years of the Company ending before such Change of Control Date, or for the fiscal year in which such Change of Control Date occurs, or (B) the Annual Target Bonus.  For a fiscal year of the Company that commences but does not end before the second anniversary of a Change of Control Date, the Annual Bonus earned by or awarded to the Executive for that portion of such fiscal year.

6. Incentive and Savings Plans; Retirement and Death Benefit Programs.

(a) The Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and other equity-based compensation plans, and in all employee retirement, executive retirement and executive death benefit plans on a basis no less favorable than that basis generally available to executives of the Company holding comparable positions or having comparable responsibilities who become an elected or appointed officer of the Company on or after the date on which the Executive first became an elected or appointed officer of the Company.

(b) New Stock Option Awards. Effective January 1, 2008 (“Grant Date”), the Company shall grant the Executive a 5-year option to purchase an aggregate of _____________ shares of Stock (the "New Option"), to be granted under the terms of the Company's stock option plans or other plans as approved by the board of directors and or the shareholders. The exercise price per share of the New Option shall be equal to the closing price on the last trading day immediately preceding the Grant Date. The New Option shall become vested and exercisable on the first anniversary of the Grant Date, except as otherwise provided hereinafter.

(c) Additional Equity Awards.  During the Term of Employment, the Executive will have an annual opportunity to be granted an option or restricted stock (the "Annual Option") for shares of Stock at a target level value equal to the greater of 400% of Base Salary or a percentage established by the CEO in a pool sharing 25% of EBITDA profits based upon the achievement of performance goals established by the Board or its Compensation Committee. The exercise price per share of the Annual Option shall be equal to the closing price on the last trading day immediately preceding the annual grant date (“Annual Grant Date”). The Annual Option shall become vested and exercisable on the first anniversary of the Annual Grant Date, except as otherwise provided herein.

(d) Minimum Option Awards.  If at any time during the Employment Term or as a result of or at any time during the two-year period after a Change in Control, the number of shares constituting the total shares of  the Company’s common stock beneficially owned by the Executive does not equal at least ______ percent (_%) of the shares of the Company, whether preferred or common, issued and outstanding on said date (the “Minimum Ownership”), the Executive shall have the right to receive an option (“Additional Share Option”) to purchase additional shares of the Company's common stock (the "Additional Shares") in an amount that is equal to the difference between (A) the number of shares constituting Minimum Ownership and (B) the number of shares equal to the sum of the number of shares constituting ______ percent (_%) of the shares of capital stock of the Company actually issued and outstanding on said date plus the number of Additional Shares. The exercise price per share of the Additional Shares Option shall be equal to the closing price on the last trading day immediately preceding the additional share grant date (the “Additional Share Grant Date”). The Additional Shares Option shall become vested and exercisable on the Additional Share Grant Date, except as otherwise provided herein.

7. Other Benefit Plans.  The Executive, his spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan), as the case may be, shall be entitled to participate in or be covered under all medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs of the Company and any affiliated companies at the most favorable level of participation and providing the highest levels of benefits available to him and his dependents.

8. Reimbursement of Business and Other Expenses: Perquisites; Vacations.

(a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement including,  but not limited to, travel,  entertainment, subscriptions and dues associated with Employee's  membership in  professional, business and civic organizations and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company and its affiliates, subject to documentation in accordance with the Company's policy.

(b) During the Term of Employment, the Executive shall be entitled to three weeks' paid vacation per year.

(c) The Company shall not be obligated to  institute, maintain,  or refrain from changing,  amending or discontinuing,  any incentive  compensation,  employee benefit or stock or stock option  program or plan,  so long as such actions are  similarly applicable  to covered employees generally.

(d) The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

(e) During the pendency of a potential change of Control or during the period commencing on a Change of Control Date and ending on the third anniversary thereof, the benefits provided for in Sections 4, 5, 6, 7 & 8 may not be diminished from the highest level previously provided or available to the Executive immediately prior to the potential Change of Control or within the ninety-day period prior to the Change of Control Date, as applicable.

9. Termination of Employment.

(a) Termination Due to Death.  In the event the Executive's employment is terminated due to his death, his estate or his beneficiaries as the case may be, shall be entitled to the following:

(i) Base Salary through the date of death;

(ii) an amount equal to a prorated annual incentive award for the year in which death occurs, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates (if death occurs during fiscal year 2007, the amount of said bonus shall be paid in full and shall not be pro-rated);

(iii) the balance of any annual or long-term cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

(iv) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement; and

(v) other or additional benefits in accordance with applicable plans and programs of the Company or its affiliates.

(b) Termination Due to Disability.  In the event the Executive's employment is terminated due to his Disability, he shall be entitled in such case to the following:

(i) Base Salary through the date of termination;

(ii) an amount equal to a prorated annual incentive award for the year in which termination due to Disability occurs, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates (if the termination occurs during fiscal year 2007, the amount of said bonus shall be paid in full and shall not be pro-rated);

(iii) the balance of any annual or long-term cash incentive awards (if any) earned (but not yet paid) pursuant to the terms of the applicable programs;

(iv) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement; and

(v) other or additional benefits in accordance with applicable plans and programs of the Company or its affiliates.

(c) Termination by the Company for Cause.  In the event the Company terminates the Executive's employment for Cause, he shall be entitled to Base Salary through the date of the termination of his employment.  A termination for Cause shall not take effect unless the provisions of this paragraph are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the Board learning of such act or acts or failure or failures to act. The Executive shall have 10 days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 15 days of notice to the Company by the Executive, provided he requests such hearing within 10 days of the written notice from the Board of the intention to terminate his employment for Cause. If, within five days following such hearing, the Executive is furnished written notice by the Board confirming that the Board has determined, by majority vote at a meeting of the Board duly called and held as to which termination of the Executive is an agenda item, that grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

(d) Termination Without Cause; Constructive Termination.

(i) A Constructive Termination shall not take effect unless the provisions of this paragraph are complied with. The Company shall be given written notice by the Executive of the intention to terminate his employment on account of a Constructive Termination, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed Constructive Termination is based and (B) to be given within six months of the Executive learning of such act or acts or failure or failures to act. The Company shall have 30 days after the date that such written notice has been given to the Company in which to cure such conduct, to the extent such cure is possible.

(ii) In the event the Executive's employment is terminated (1) by the Company without Cause (other than due to Disability or death), (2) by reason of a Constructive Termination or (3) upon expiration of the Term of Employment following the Company's having given a notice of non-extension of the Term of Employment, the Executive shall be entitled to:

(A) Base Salary through the date of termination of the Executive's employment;

(B) Base Salary, at the monthly rate in effect on the date of termination of the Executive's employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination, then the Base Salary in effect immediately prior to such reduction), payable for a period equal to the longer of (i) the 24-month period following such termination and (ii) the number of months remaining in the Term of Employment following such termination (the "Severance Period);

(C) an amount equal to a prorated annual incentive award for the year in which such termination occurs, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid promptly following the end of the year to which such bonus relates;

(D) an amount equal to two (2) times the highest bonus paid to the Executive during the previous three (3) years shall be paid by the Company in equal installments for a period of twenty-four (24) months in accordance with its customary payroll practices;

(E) the balance of any annual or long-term cash incentive awards earned (but not yet paid) pursuant to the terms of the applicable programs;

(F) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement;

(G) all equity granted to the Executive shall become fully vested and the restrictions thereon shall lapse; and

(H) other or additional benefits in accordance with applicable plans and programs of the Company or its affiliates.

Notwithstanding the preceding provisions of Section 9(d), because the Executive is a “specified employee” as defined under Section 409A of the Internal Revenue Code, the above severance payments payable during the Severance Period as a result of a termination of employment under this Section 9(d) shall be limited to the limitation on compensation set forth in Section 401(a)(17) of the Internal Revenue Code (i.e., $225,000 for 2007).  Any severance payments payable to the Executive above in excess of said amount shall be deferred for six months as required under Section 409A(a)(2)(B) of the Internal Revenue Code.

(e) Change in Control.  Should there occur a Change in Control, then the following provisions shall become applicable:

(i) During the period following a Change in Control that Executive shall continue to remain employed, then the terms and provisions of this Agreement shall continue in full force and effect, and all equity granted to the Executive shall become fully vested and the restrictions thereon shall lapse ; or

(ii) In the event of a termination of the Executive's employment by the Company or its successor other than for Cause within twenty-four (24) months after a Change in Control or the Executive voluntarily terminates his employment for Constructive Termination within twenty-four (24) months after a Change in Control, the Company shall pay to Executive in one lump sum an amount on or before the fifth business day following the effective date of Executive's termination equal to:

(A) Base Salary through the date of termination of the Executive's employment;

(B) an amount equal to the greater of (i) two (2) times the Executive’s Base Salary and (ii) the Base Salary that would have been payable during the Employment Term had a there been no termination;

(C) an amount equal to a prorated annual incentive award for the year in which such termination occurs, based on the actual performance for such year;

(D) an amount equal to two (2) times the highest bonus paid to the Executive during the previous three (3) years;

(E) the balance of any annual or long-term cash incentive awards earned (but not yet paid) pursuant to the terms of the applicable programs;

(F) any amounts earned, accrued or owing to the Executive but not yet paid under this Agreement;

(G) all equity granted to the Executive shall become fully vested and the restrictions thereon shall lapse; and

(H) other or additional benefits in accordance with applicable plans and programs of the Company or its affiliates.

(f) Voluntary Termination.  In the event of a termination of employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination, the Executive shall have the same entitlements as provided above for a termination for Cause. A voluntary termination under this Section shall be effective upon 30 days' prior written notice to the Company and shall not be deemed a breach of this Agreement.

(g) No Mitigation; No Offset.  In the event of any termination of employment under this Section, the Executive shall not be obligated to seek other employment. There shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain. Other than in the event of termination under Section 9(c), amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company's obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

(h) Nature of Payments.  Any amounts due under this Section are in the nature of severance payments considered to be reasonable by the Company. Failure to qualify for any such payment is not in the nature of a penalty.

10. Indemnification.

(a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or employee of the Company or any of its affiliates or is or was serving at the request of the Company as a director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, employee or agent, as long as the Executive has acted in good faith, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Texas against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) The Company agrees to continue and/or maintain a directors and officers' liability insurance policy covering the Executive to the same extent the Company provides such coverage for its other executive officers and directors and for not less than the amounts in effect for its other executive officers and directors.

11. Enforcement Costs.  It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs.  Accordingly, if at any time after the Effective Date, it should appear to the Executive that the Company or successors is or has acted contrary to or is failing or has failed to comply with any of their obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company, or successors has purported to terminate his employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company, or successors or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to him hereunder, and the Executive has acted in good faith to perform his obligations under this Agreement, the Company, or successors irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company, or successors to represent him in connection with the protection and enforcement of his rights hereunder, including without limitation representation in connection with termination of his employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company, or successor or any director, officer, stockholder or other person affiliated with the Company, or successor, in any jurisdiction. As long as the Executive’s claim is not found by a court of competent jurisdiction to be groundless and without merit, the reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company, or successor on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices.

12. Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or reorganization transaction as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise provided herein.

13. Miscellaneous Provisions.

(a) This Agreement contains the final and entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior representations, agreements, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto; provided, however, that this Agreement shall not supersede any separate written commitments by the Company with respect to indemnification.

(b) No provision in this Agreement may be amended unless such amendment is authorized by the Board or the Committee and agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

(c) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(d) The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

(e) The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(f) All amounts required to be paid by the Company shall be subject to reduction in order to comply with applicable Federal, state and local tax withholding requirements, except as otherwise provided herein.

(g) The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(h) This Agreement may be executed in two or more counterparts.

14. Governing Law/Jurisdiction.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of Texas without reference to principles of  conflict of laws. The Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court of San Antonio, Texas or (ii) the State of Texas Courts of Bexar County, Texas. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if  the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or the Executive may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

15. Notices.  Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

MDI, Inc.
Corporate Secretary
10226 San Pedro Avenue
Suite 200
San Antonio, Texas 78216

If to the Executive:

_________________
_________________

16.           Additional Payments.  If any payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate) (all such payments and benefits, excluding the Gross-Up Payment (as hereinafter defined), being hereinafter called "Total Payments") will be subject (in whole or part) to any excise tax (the "Excise Tax") imposed under section 4999 of the Internal Revenue Code of 1986, as amended, then the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

17. Confidential Information; Nonsolicitation.

(a) Confidential Information. Except as may be required or appropriate in connection with carrying out the duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company's expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform her duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company and its businesses and investments, obtained by the Executive during the Executive's employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).

(b) Non-solicitation. During the Employment Period, and for 12 months after the Executive's Date of Termination if the Executive's employment is terminated by the Company for Cause or the Executive terminates employment based on Constructive Termination, the Executive will not, directly or indirectly, solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies, nor will the Executive, directly or indirectly, solicit for employment by other than the Company any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

MDI, Inc.

By:
Its:

EXECUTIVE